EXHIBIT (B)(2)


                                                                October 1, 2000


                             PRIVATE & CONFIDENTIAL

Rawhide Holdings Corporation
c/o DLJ Merchant Banking III, Inc.
277 Park Avenue
New York, NY 10172

Attention: Mr. Ari Benacerraf
           Principal

Ladies and Gentlemen:

     We understand that DLJ Merchant Banking III, Inc. and certain of its affiliates ("DLJMB"), certain existing minority shareholders ("Minority Shareholders"), and certain other members of management of Target (as defined below) ("Management", and together with the Minority Shareholders, the "Rollover Equity Holders", and together with DLJMB the "Buyers") intend to acquire (the "Acquisition") all of the issued and outstanding capital stock (the "Shares") of a company that you have identified to us (the "Target"). We further understand that the Acquisition will be consummated pursuant to a merger agreement (the "Merger Agreement") to be entered into by AcquisitionCo (as defined below) and Target which will provide, among other things, for the merger (the "Merger") of Rawhide Acquisition Corporation, a newly-formed, special purpose Delaware corporation ("AcquisitionCo"), which shall be a direct, wholly-owned subsidiary of Rawhide Holdings Corporation, a newly-formed, special purpose Delaware corporation ("Holdco"), which will be wholly-owned by the Buyers, with and into the Target, with the Target being the surviving corporation of the Merger. As used herein, "Issuer" shall mean (i) prior to the consummation of the Merger, AcquisitionCo. and (ii) from and after the consummation of the Merger, the corporation surviving the Merger.

     Based on our review of information you have provided to us and our discussions with you, we understand that approximately $3,894.2 million (including the value of the Rollover Shares (as defined below) and the continuation of the Continuing Senior Notes (as defined below) and the Continuing Capital Leases (as defined below) will be required to consummate the Merger, to repay certain existing indebtedness (the "Refinancing") of the Target, including all of the Target's outstanding senior bank debt and all of the Target's outstanding 6.0% remarketable or redeemable securities due January 2011 (the "ROAR Securities") but excluding the 7.95% senior notes due 2010, the 7.45% senior notes due 2007, the 6.125% senior notes due 2006 and the 7.125% senior notes due 2026 (collectively, the "Continuing Senior Notes") in an aggregate principal amount of approximately $625.0 million and certain existing capital leases (the "Continuing Capital Leases" in an aggregate amount of approximately $26.7 million, and to pay reasonable fees and expenses in an amount not exceeding $116.5 million (the "Expense Payments").

     We understand that the funds necessary to consummate the Merger and the Refinancing will be obtained from the following sources: (i) the issuance and sale (the "Equity Issuance") by Holdco of approximately 65% of its common stock to DLJMB for total gross cash proceeds of approximately $646.7 million (provided, that a portion of the proceeds may be used by DLJMB to purchase Shares (the "DLJMB Purchased Shares") from certain of the Minority Shareholders and certain members of Management, which DLJMB Purchased Shares will be exchanged by DLJMB for certain of the common stock of Holdco issued in the Common Equity Issuance), (ii) the issuance and sale (the "Holdco Debenture Issuance") of senior discount debentures by Holdco (the "Holdco Discount Debentures", the terms of which will, in all respects, be satisfactory to us) to DLJMB for total gross cash proceeds of approximately $200.0 million, (iii) the exchange (the "Equity Exchange") by the Rollover Equity Holders of Shares of the Target (the "Rollover Shares") for shares of common stock of Holders and the purchase by certain members of Management of additional shares of common stock of Holdco with the proceeds of loans made to them by AcquisitionCo (the "Management Purchased Shares") (which Rollover Shares and Management Purchased Shares are valued at (x) $268.0 million in the case of the Rollover Shares collectively held by the Minority Shareholders and (y) $79.5 million in the case of the Rollover Shares and Management Purchased Shares held by Management) , which shares of common stock of Holdco represent approximately 35% of Holdco's common stock, (iv) the contribution by Holdco to AcquisitionCo of the cash proceeds of the Equity Issuance and the Holdco Debenture Issuance (the "Holdco Contribution"), (v) the borrowing by the Issuer of approximately $1,150.0 million under senior secured credit facilities (the "Senior Secured Credit Facilities", the terms of which will, in all respects, be satisfactory to us, it being understood that the terms of the Senior Secured Credit Facilities set forth in the commitment letter of even date herewith from DLJ Capital Funding, Inc. to you are acceptable to us) (vi) the issuance (the "Senior Unsecured Notes Issuance") by the Issuer of $500.0 million in aggregate principal amount of its senior unsecured notes (the "Senior Unsecured Notes") or, if no such Senior Unsecured Notes are issued, the issuance (the "Senior Unsecured Bridge Notes Issuance") by the Issuer of up to $500.0 million of senior unsecured bridge notes (the "Senior Unsecured Bridge Notes"), as interim financing to the Senior Unsecured Notes and (vii) the issuance (the "Senior Subordinated Notes Issuance") by the Issuer of $400.0 million in aggregate principal amount of its senior subordinated unsecured notes (the "Senior Subordinated Notes") or, if no such Senior Subordinated Notes are issued, the issuance (the "Senior Subordinated Bridge Notes Issuance") by the Issuer of up to $400.0 million of senior subordinated unsecured bridge notes (the "Senior Subordinated Bridge Notes" and, together with the Senior Unsecured Bridge Notes, the "Bridge Notes") as interim financing to the Subordinated Notes. The Continuing Senior Notes and the Continuing Capital Leases will remain outstanding immediately after the consummation of the Merger and the Refinancing. The Acquisition, the Equity Issuance, the Holdco Debenture Issuance, the Holdco Contribution, the Senior Notes Issuance or the Senior Unsecured Bridge Notes Issuance, as the case may be, the Senior Subordinated Notes Issuance or the Senior Subordinated Bridge Notes Issuance, as the case may be, the Refinancing, the Equity Exchange, the Expense Payments and all transactions related thereto are collectively referred to as the "Transaction". Furthermore, as used herein, the term "Credit Group" shall refer, collectively, to Holdco and its subsidiaries, including the Target and its subsidiaries, after giving effect to the Transaction.

     DLJ Bridge Finance, Inc. ("DLJ Bridge") hereby commits that it or one of its affiliates will purchase at the request of the Issuer up to the entire amount of the Senior Unsecured Bridge Notes (such commitment hereinafter referred to as the "Senior Unsecured Bridge Commitment") and the Senior Subordinated Bridge Notes (such commitment hereinafter referred to as the "Senior Subordinated Bridge Commitment" and, together with the Senior Unsecured Bridge Commitment, the "Commitment"). The proceeds of the Commitment will be used (i) to finance, in part, the Merger and the Refinancing and (ii) to pay, in part, up to $116.5 for related fees and expenses.

     DLJ Bridge may assign through a syndication process its Commitment in whole or in part to one or more financial institutions or other entities regularly engaged in the business of making or purchasing leveraged loans or high-yield securities ("Lenders").

     DLJ Bridge will act as sole and exclusive advisor and arranger in respect of the Bridge Notes and will, in such capacity, perform the duties and exercise the authority customarily performed and exercised by it in such role. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly set forth herein and in the fee letter (the "Fee Letter") will be paid in connection with the Bridge Notes unless you and DLJ Bridge shall so agree.

     DLJ Bridge will, in consultation with you, manage all aspects of the syndication, if any, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among potential Lenders and the amount and distribution of fees among the Lenders. You agree actively to assist DLJ Bridge in completing a syndication satisfactory to it. Such assistance shall include (i) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of DLJMB and, to the extent possible, the Credit Group, (ii) your using reasonable efforts to make certain members of the management of the Credit Group, as well as its consultants and advisors, available during regular business hours to answer questions regarding the Transaction and the Bridge Notes, (iii) assistance by DLJMB and, to the extent possible, the Credit Group in the preparation of a confidential information memorandum to be used in connection with the syndication, and (iv) the hosting by DLJMB and, to the extent possible, the Credit Group of meetings with prospective Lenders.

     The Commitment is subject expressly to: (i) the terms and conditions set forth in this commitment letter, and the respective summaries of terms and conditions and other provisions set forth as exhibits A through D hereto (collectively, the "Commitment Letter") and the Fee Letter, (ii) the execution and delivery of definitive documentation, including without limitation one or more definitive securities purchase agreements relating to each of the Senior Unsecured Bridge Notes (the "Senior Securities Purchase Agreement") and the Senior Subordinated Bridge Notes (the "Senior Subordinated Securities Purchase Agreement" and, together with the Senior Securities Purchase Agreement, the "Securities Purchase Agreements"), in each case satisfactory to us and covering the matters expressly referred to herein and such other customary matters as we may reasonably request (collectively, the "Definitive Documentation"), (iii) the absence of any disruption or adverse change in current financial or capital markets generally or in the market for new issuances of high yield securities which could reasonably be expected to materially impair the purchase of the Bridge Notes or the refinancing thereof, and (iv) the absence of a Material Adverse Effect (as defined in the Merger Agreement) with respect to the Target and its subsidaries, taken as a whole, since the date hereof. In the event that any of the foregoing conditions, events or circumstances is not satisfied or proves unsatisfactory, DLJ Bridge reserves the right to either terminate its commitment, undertaking and agreement hereunder (and thereafter have no other or further obligations hereunder or in connection with the Bridge Notes) or to propose alternative financing amounts or structures that assure adequate protection for DLJ Bridge and the Lenders. DLJMB agrees to pay, or to cause a member of the Credit Group to pay, to DLJ Bridge the fees set forth in the Fee Letter executed by the parties hereto on the date hereof in accordance with the terms of the Fee Letter.

     The Commitment is not assignable by you in whole or in part (other than to the Issuer). Nothing in this Commitment Letter, expressed or implied, shall give any person, other than the parties hereto and the Issuer, any benefit or any legal or equitable right, remedy or claim hereunder.

     DLJMB agrees to indemnify and hold the Indemnified Parties, as defined in Exhibit C hereto, harmless to the extent set forth in Exhibit C hereto, and, upon demand from time to time, to reimburse the Indemnified Parties for reasonable out-of-pocket costs, expenses and other payments, including but not limited to reasonable legal fees and disbursements incurred or made in connection with the Commitment, and the preparation, execution and delivery of the Definitive Documentation, regardless of whether or not any Definitive Documentation is executed, or the Commitment expires or is terminated, in each case to the extent set forth in Exhibit C hereto.

     DLJMB hereby represents that (a) all information, other than Projections (as defined below), which has been made available to DLJ Bridge by or on behalf of DLJMB or any of its representatives in connection with the Transaction (together with information hereafter made available, the "Information"), as supplemented as contemplated by the next sentence, taken as a whole, is (or will be, in the case of Information made available after the date hereof) complete and correct in all material respects and does not (or will not, as the case may be) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, and (b) all financial projections concerning the Credit Group that have been or are hereafter made available to DLJ Bridge by or on behalf of DLJMB or any of its representatives in connection with the transactions contemplated hereby (the "Projections") have been (or will be, in the case of Projections made available after the date hereof) prepared in good faith based upon reasonable assumptions. DLJMB agrees to supplement the Information and Projections from time to time until the closing of the Transaction so that the representation and warranty in the preceding sentence is correct on the closing date. You understand that in arranging and syndicating the Bridge Facility, DLJ Bridge may use and rely on the Information and Projections without independent verification thereof.

     Until the execution and delivery of the Securities Purchase Agreements, DLJMB will be liable for its obligations set forth herein and upon such execution and delivery, DLJMB shall be released from such obligations.

     This Commitment Letter and the Fee Letter set forth the entire understanding of the parties as to the scope of the Commitment and DLJ Bridge's obligations hereunder. The Commitment will expire at 5:00 PM New York City time on October 6, 2000, unless accepted prior to such time. The Commitment will also expire at the earlier of: (i) the closing of the Transaction without the funding of the Commitment; (ii) the commencement by DLJMB or any member of the Credit Group of the marketing of any securities or the arrangement of any other financing relating to the Transaction for which Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC") or one of its affiliates is not sole manager or sole agent, or, in the case of any bank-style senior financing, sole book runner, sole lead syndication agent or sole lead arranger, as the case may be; or (iii) 5:00 PM New York City time on March 31, 2001 if the closing of the Transaction has not occurred by such time; provided, however, that any term or provision hereof to the contrary notwithstanding all your obligations hereunder in respect of indemnification, confidentiality and fee and expense reimbursement shall survive any termination of the Commitment pursuant to this paragraph.

     This Commitment Letter is delivered to you with the understanding that neither this Commitment Letter, nor the substance hereof, shall be disclosed to any third party (including, without limitation, other lenders, underwriters, placement agents, or advisors or any similar persons), without the prior written consent of DLJ Bridge except to the Target, the other Buyers and those in a confidential relationship to you, the Target or any of the other Buyers, such as legal counsel or accountants, or as required by law or by any court or governmental agency (and in each such event of permitted disclosure as required by law or by court or government agency you agree, to the extent permitted by law, promptly to inform us). DLJ

Bridge hereby consents to your disclosure of this Commitment Letter (but not the Fee Letter) on a confidential basis to the Target and its financial and legal advisors for their use in connection with their evaluation of your proposal for the Transaction.

     This Commitment Letter may not be amended or waived except by an instrument in writing signed by DLJ Bridge and DLJMB.

     This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any New York State court or United States Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the making of the Commitment and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and any right to trial by jury in any such suit, action or proceeding.

     Please indicate your acceptance of the Commitment and your agreement to the matters contained in this Commitment Letter by executing this document and returning it to us prior to the time of expiration set forth above.

                                           Sincerely,

                                           DLJ BRIDGE FINANCE, INC.

                                           /s/ Jim Paradise
                                           ----------------------------------
                                           By:    Jim Paradise
                                           Title: Senior Vice President
Agreed to and Accepted
this 1st day of October, 2000


DLJ MERCHANT BANKING III, INC.

        /s/ OhSang Kwon
        --------------------------------
        By:    OhSang Kwon
        Title: Vice President
Encl:

         Exhibit A - Bridge Term Sheet
         Exhibit B - Conditions to Closing
         Exhibit C - Indemnification, Etc.
         Exhibit D - Subordination Provisions

                                                                      EXHIBIT A


                    Summary of the Terms of the Bridge Notes

     Set forth below is a summary of certain of the material terms of the Bridge Notes and the Definitive Documentation. This summary is intended merely as an outline, and does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the Definitive Documentation. Capitalized terms used herein and not otherwise defined have the meaning set forth in the Commitment Letter to which this Summary of the Terms of the Bridge Notes is attached and of which it forms a part.

           Terms Applicable only to the Senior Unsecured Bridge Notes

Senior Unsecured
Bridge Notes Issuer:             Rawhide Acquisition Corporation, a
                                 newly-formed, special purpose Delaware
                                 corporation ("AcquisitionCo"), which shall be a direct, wholly-owned subsidiary of Rawhide
                                 Holdings Corporation, a newly-formed, special purpose Delaware corporation ("Holdco"), which will be wholly-owned by DLJ Merchant Banking
                                 Partners III, Inc. and certain of its
                                 affiliates ("DLJMB"), certain existing
                                 minority shareholders of Target (as defined below) (the "Minority Shareholders"), and certain members of management of Target (as defined below) ("Management", and together with the Minority Shareholders, the "Rollover
                                 Equity Holders", and together with DLJMB the "Buyers"), which will be merged (the "Merger") with and into a company (the "Target") identified to the Lead Arranger (as defined below) by DLJMB as the target of the acquisition. The term "Issuer" shall mean (i) prior to the consummation of the Merger, Acquisition Co. and (ii) from and after the consummation of the Merger, the surviving entity of the Merger.

Issue: Senior unsecured increasing rate notes (the "Senior Unsecured Bridge Notes"). At the option of the holders, the Senior Unsecured Bridge Notes may be replaced by loans on identical economic terms.

Use of Proceeds:                 Proceeds will be used to finance in part the
                                 consummation of the Transaction.

Principal Amount:                Up to $500,000,000.

Price:                           100% of principal amount.

Interest Rate:                   Interest for the first three month period
                                 commencing on the date of the original
                                 issuance of the Senior Unsecured Bridge Notes
                                 (the "Senior Unsecured Bridge Notes Issue
                                 Date") shall be payable at [12.5]% (the
                                 "Senior Unsecured Bridge Notes Initial Rate").
                                 Thereafter, the interest rate shall be payable at the greatest of the following as determined at the beginning of each subsequent three month period: (i) the prime rate plus [XXX] basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Senior
                                 Unsecured Bridge Notes are outstanding; (ii) the Treasury Rate (as defined below) plus
                                 [XXX] basis points, increasing by an
                                 additional 50
                                 basis points at the end of each subsequent three month period for so long as the Senior
                                 Unsecured Bridge Notes are outstanding; (iii) the DLJ High Yield Index Rate plus [XXX] basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Senior
                                 Unsecured Bridge Notes are outstanding; and
                                 (iv) an amount equal to the Senior Unsecured
                                 Bridge Notes Initial Rate plus the product of 50 basis points times the number of complete three month periods that have elapsed since the Senior Unsecured Bridge Notes Issue Date.
                                 For purposes of this Summary of Terms and Conditions, the "prime rate" means the prime or reference rate as announced from time to time by The Bank of New York and the "Treasury
                                 Rate" means the rate applicable to the most recent auction of direct obligations of the United States having a maturity closest to the Senior Unsecured Bridge Notes, as published by the Board of Governors of the Federal Reserve
                                 System.

                                 Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Senior Unsecured Bridge Notes exceed seventeen percent (17.00%), nor shall the per annum interest rate on the Senior Unsecured Bridge Notes be lower than ten percent (10.00%). In addition, that portion, if any, of any interest payment representing a per annum interest rate in excess of fifteen percent (15.00%) may be paid by issuing additional Senior Unsecured Bridge Notes with a principal amount equal to such excess portion of interest.

             Terms Applicable only to the Subordinated Bridge Notes

Senior Subordinated Bridge
Notes Issuer:                    The Issuer.

Issue: Subordinated increasing rate notes (the "Senior Subordinated Bridge Notes" and, together with the Senior Unsecured Bridge Notes, the "Bridge Notes"). At the option of the holders, the Senior Subordinated Bridge Notes may be replaced by loans on identical economic terms.

Principal Amount:                Up to $400,000,000.

Price:                           100% of principal amount.

Use of Proceeds:                 Proceeds will be used to finance in part the
                                 consummation of the Transaction.

Subordination:                   The Senior Subordinated Bridge Notes will be
                                 subordinated to the (i) Senior Secured Credit
                                 Facilities and certain refinancings thereof,
                                 (collectively, the "Designated Senior Debt");
                                 and (ii) the Senior Unsecured Bridge Notes and certain refinancings thereof. See Exhibit D to the Commitment Letter.

Interest Rate:                   Interest for the first three month period
                                 commencing on the date of the original
                                 issuance of the Senior Subordinated Bridge
                                 Notes (the "Senior Subordinated Bridge Notes
                                 Issue Date" and together with the Senior
                                 Unsecured Bridge Notes Issue Date, the "Issue
                                 Date") shall be payable at 13.5% (the "Senior
                                 Subordinated Bridge Notes Initial Rate").
                                 Thereafter, the interest rate shall be payable at the greatest of the following as determined at the beginning of each subsequent three month period: (i) the prime rate plus [XXX] basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Senior
                                 Subordinated Bridge Notes are outstanding;
                                 (ii) the Treasury Rate (as defined below) plus
                                 [XXX] basis points, increasing by an
                                 additional 50 basis points at the end of each subsequent three month period for so long as the Senior Subordinated Bridge Notes are outstanding; (iii) the DLJ High Yield Index
                                 Rate plus [XXX] basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Senior Subordinated Bridge Notes are outstanding; and (iv) an amount equal to the Senior Subordinated Bridge Notes Initial Rate plus the product of 50 basis points times the number of complete three month periods that have elapsed since the Senior Subordinated
                                 Bridge Notes Issue Date. Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Senior Subordinated Bridge Notes exceed seventeen percent (17.00%), nor shall the per annum interest rate on the Senior Subordinated
                                 Bridge Notes be lower than ten percent
                                 (10.00%). In addition, that portion, if any, of any interest payment representing a per annum interest rate in excess of fifteen percent (15.00%) may be paid by issuing additional Senior Subordinated Bridge Notes with a principal amount equal to such excess portion of interest.

                      Terms Applicable to all Bridge Notes

Interest Payments:               Interest on the Bridge Notes will, except as
                                 set forth above, be payable in cash, quarterly in arrears.

Guarantees:                      Each member of the Credit Group that is a
                                 guarantor of the Senior Secured Credit
                                 Facilities will issue a guarantee of the Bridge Notes; provided that in the case of the Senior Unsecured Bridge Notes, such guarantees shall rank pari passu with the guarantees made under the Senior Secured Credit Facilities and in the case of the Senior Subordinated Bridge
                                 Notes, such guarantees shall be subordinated to the guarantees made under the Senior Secured
                                 Credit Facilities.

Maturity:                        The Bridge Notes will mature on the first
                                 anniversary of the Issue Date (the "First
                                 Anniversary"), provided that the maturity of the Bridge Notes will be automatically extended until the date which is six (6) months after the date of the original final stated maturity of the Senior Secured Credit
                                 Facilities if, on the First Anniversary, the following conditions are met: (i) there shall exist no default under the Bridge Notes; (ii) there shall be no default under the Senior
                                 Secured Credit

                                 Facilities or any other material debt
                                 instrument of any member of the Credit Group; and (iii) all fees and expenses due to DLJ Bridge and DLJSC as of such date shall have been paid in full.

Extension Fee:                   On the Fixed Rate Sale Date (as defined
                                 below), the Issuer shall pay to DLJ Bridge a cash duration fee (the "Extension Fee") in an amount equal to three percent (3.00%) of the principal amount of Bridge Notes outstanding on such date.

Mandatory Redemption:            The Issuer will redeem the Bridge Notes with,
                                 subject to certain agreed exceptions, (i) the net proceeds from the issuance of any debt or equity securities or other indebtedness by any member of the Credit Group (other than debt under the Senior Secured Credit Facilities and any equity securities issued in connection with the Transaction) (the "Permanent
                                 Financing"); or (ii) the net proceeds from asset sales (to be defined) by any member of the Credit Group in excess of the amount thereof or reinvested in the business of the Credit Group within 365 days of receipt thereof or required to be paid to the lenders under the Senior Secured Credit Facilities.

Optional Redemption:             The Bridge Notes will be callable, in whole or
                                 in part, upon not less than 10 days written notice, at the option of the Issuer at any time.

Redemption Price; Fee:           The redemption price of the Bridge Notes will
                                 be par plus accrued interest, provided that, unless the Extension Fee shall have previously been paid, a redemption fee shall be payable by the Issuer to DLJ Bridge in an amount equal to three percent (3.00%) of the principal amount of the Bridge Notes redeemed (whether by mandatory or optional redemption) if the Bridge Notes are redeemed by any means other than a financing transaction occuring subsequent to the Issuance Date in which DLJSC or any of its affiliates (other than DLJMB, or any of its controlled affiliates) has acted as an exclusive financial adviser, sole lead underwriter or sole agent to the Credit Group or, in the case of any bank-style senior financing, sole book runner, sole lead syndication agent or sole lead arranger;
                                 provided further, that after the First
                                 Anniversary, no redemption fee shall be
                                 payable to DLJ Bridge unless (a) (i) prior to such first anniversary DLJSC delivered to Holdco or the Issuer a proposal to market securities of a member of Holdco or the Issuer to one or more financially responsible institutional investors (or to underwrite the public sale of such securities, on a firm commitment basis), on financial and other terms and conditions no less favorable to the proposed issuer than those generally available in the United States capital markets to issuers of securities having a creditworthiness comparable to that of such issuer, in an amount sufficient to redeem all the outstanding Bridge Notes (a "Bona Fide
                                 Proposal"), and (ii) the Issuer did not
                                 authorize DLJSC to execute such Bona Fide
                                 Proposal; it being understood that no such proposal shall be deemed to be a Bona Fide
                                 Proposal if DLJSC fails to execute such
                                 proposal on substantially the terms proposed, or (b) the Issuer and

                                 DLJSC have agreed in their reasonable judgment that no such Bona Fide Proposal could be made.

Registration Rights:             The Issuer will file, and will use its best
                                 efforts to cause to become effective, a
                                 "shelf" registration statement with respect to the Bridge Notes as soon as practicable after the Fixed Rate Sale Date (as defined below).
                                 The Issuer will keep the registration
                                 statement for the Bridge Notes effective until all of the Bridge Notes have been sold pursuant thereto or redeemed. If a "shelf" registration statement for the Bridge Notes has either (i) not been filed within 60 days after the Fixed Rate Sale Date, or (ii) not been declared effective 120 days after the Fixed Rate Sale Date, the interest rate on the Bridge Notes shall be increased by 50 basis points until such time as such registration statement has become effective. The interest rate on the Bridge Notes shall also be increased by 50 basis points for any period of time following the effectiveness of such registration statement that the registration statement is not available for resales thereunder. All payments made as a result of an increase in the interest rate pursuant to this section shall be deemed to be liquidated damages and shall be paid on the relevant interest payment date thereafter. In addition, the holders of the Bridge Notes will have the right to "piggy-back" in the registration of any debt or equity securities (other than equity securities issued pursuant to a Form
                                 S-8 Registration Statement under the
                                 Securities Act of 1933, as amended) that are registered by the Issuer unless all of the Bridge Notes will be redeemed from the proceeds of such securities.

Right to Resell Bridge Notes:    DLJ Bridge shall have the absolute and
                                 unconditional right to resell or assign the Bridge Notes held by it in compliance with applicable law to any third party at any time.

                                 Commencing on the earlier to occur of (i) the First Anniversary and (ii) the date of any refusal by the Issuer to execute a Bona Fide Proposal (such earlier date, the "Fixed Rate Sale Date"), the Bridge Notes may be sold to third party purchasers on a fixed rate basis. In the event that DLJ Bridge elects to proceed with such fixed rate sale, the interest rate on any Bridge Notes so sold may be no greater than seventeen percent (17.00%). In such event, the redemption price (whether mandatory or optional) for any Bridge Notes sold on a fixed rate basis will include a make whole premium calculated on the basis of a discount rate equal to the then Treasury Rate plus one half percent (0.50%). DLJ Bridge agrees that no such third party sales shall take place unless the Issuer has been given ten (10) days prior notice.

                                 In conjunction with such fixed rate sales, and in any case on and after the Fixed Rate Sale Date, Holdco shall make available to DLJ Bridge such of the Escrowed Warrants (as defined below) as are needed to facilitate the resale of the Bridge Notes to third parties on market terms; provided that DLJ Bridge shall not retain any such equity provided specifically to facilitate the resale of the Bridge Notes as set forth in this provision.

Representations and
  Warranties:                    The Definitive Documentation will contain the
                                 following representations and warranties and other customary representations and warranties agreed by the Issuer and DLJ Bridge: (i)
                                 Corporate Existence and Power; (ii)
                                 Authorization, Execution and Enforceability of
                                 Material Agreements; (iii) Governmental
                                 Authorization; (iv) Non-Contravention of Laws or Material Agreements; (v) Financial
                                 Information; (vi) Litigation; (vii) Taxes;
                                 (viii) Subsidiaries; (ix) Not an Investment
                                 Company; (x) ERISA; (xi) Environmental; (xii)
                                 Permits; (xiii) Leases; (xiv) Full Disclosure;
                                 (xv) Capitalization; (xvi) Solicitation;
                                 Access to Information; (xvii) Absence of Any
                                 Undisclosed Liabilities; (xviii) Historical and Pro Forma Financial Statements; (xix) No
                                 Material Adverse Change; and (xx) Governmental
                                 Regulations.

Covenants:                       The Definitive Documentation will contain the
                                 following covenants (with customary exceptions to be agreed) and other customary covenants agreed by the Issuer and DLJ Bridge (with customary exceptions to be agreed): (i)
                                 Furnishing of Information; (ii) Use of
                                 Proceeds; (iii) Subsidiaries; (iv) Compliance with Laws; (v) Insurance; (vi) Restrictions on
                                 Indebtedness; (vii) Restrictions on Dividends and Redemptions and Repayment of Subordinated
                                 Debt; (viii) Restrictions on the Sale of
                                 Assets; (ix) Restrictions on Business
                                 Activities; (x) Restrictions on Transactions with Affiliates; (xi) Restrictions on Merger or Consolidation; (xii) Restrictions on Liens;
                                 (xiii) Refinancing of Bridge Notes (including provision of equity securities to the extent required to refinance the Bridge Notes); (xiv)
                                 Restrictions on Investments and Acquisitions;
                                 and (xv) Additional Covenants which may
                                 include financial maintenance covenants or covenants regarding accelerated buy back or sinking fund requirements.

Events of Default:               The Definitive Documentation will contain the
                                 following Events of Default and other
                                 customary Events of Default to be agreed by the Issuer and DLJ Bridge: (i) the failure of the Issuer to pay principal on the Bridge
                                 Notes when due; (ii) the failure of the Issuer to pay interest or fees on the Bridge Notes and the continuance of such failure for 5 days; (iii) the failure of any member of the Credit Group to comply with any other provision, condition, covenant, promise, warranty or representation in the Definitive
                                 Documentation or the Bridge Notes, provided that in certain cases such failure continues for 30 days after notice; (iv) a default under any instrument or instruments governing material indebtedness of any member of the Credit Group when such default causes such indebtedness to become due prior to its stated maturity or failure to pay any such indebtedness at its stated maturity in an aggregate principal amount exceeding a threshold amount to be agreed; (v) final judgments aggregating in excess of a threshold amount to be agreed rendered against any member of the Credit Group and not discharged or stayed within 60 days; (vi) certain events of bankruptcy, insolvency or reorganization with respect to any member of the Credit
                                 Group; (vii) material misrepresentations in the Definitive Documentation; (viii) unenforceability of any Guarantee; (ix) certain

                                 ERISA defaults; (x) breach under the
                                 Engagement Letter (as defined below); or (xi) Change of Control of any member of the Credit Group.

                                 In case an Event of Default shall occur and be continuing, the holders of at least 33 1/3% (a majority where DLJ Bridge, or its affiliates, hold a majority of the aggregate principal amount of the relevant Bridge Notes) in aggregate principal amount of such Bridge Notes then outstanding, by notice in writing to the Issuer and the agent banks or lenders under the Senior Secured Credit Facilities may declare the principal of and all accrued interest on all such Bridge Notes to be due and payable immediately. If an Event of Default specified in clause (vi) occurs, the principal of and accrued interest on the relevant Bridge Notes will be immediately due and payable without any notice, declaration or other act on the part of the holders of such Bridge Notes. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the relevant Bridge Notes.

                                 If an Event of Default shall occur and for as long as such Event of Default shall be continuing, DLJ Bridge shall have the right to appoint one (1) representative to sit on the Issuer's Board of Directors; provided, however, that such right shall terminate if DLJ Bridge no longer retains at least 50% of the outstanding Bridge Notes.

Equity Amount Escrowed:          On the Issue Date, warrants (the "Escrowed
                                 Warrants") representing ten percent 10%) of the fully-diluted equity securities (excluding the PIK Preferred Stock to the extent DLJMB is not the holder thereof) of Holdco, after giving effect to the Transaction, as determined in accordance with GAAP will be placed in an escrow account.

                                 The Escrowed Warrants will be exercisable at a price equal to $0.01 per share for a period of seven (7) years from the date such Escrowed Warrants are released from escrow and will have customary anti-dilution provisions, tag along rights and demand and "piggy-back" registration rights.

                                 If the refinancing of 100% of the Bridge Notes is not completed within the periods following the twelve-month anniversary of the Issue Date set forth in Column A below, Escrowed Warrants exercisable into the percentage of Holdco's fully-diluted equity securities (excluding the PIK Preferred Equity to the extent DLJMB is not the holder thereof) of Holdco set forth in Column B shall be released from escrow to DLJ Bridge and such holders shall be entitled to retain such released Escrowed Warrants.

                                            A                   B
                                      -------------         -------
                                      Up to 90 days          1.110%
                                        91-180 days          1.110%
                                       181-270 days          1.110%
                                       271-360 days          1.110%
                                       361-450 days          1.110%
                                       451-540 days          1.110%
                                       541-640 days          1.110%
                                       641-730 days          1.110%
                                       731 days and          1.110%
                                                            10.000%

                                 Any Escrowed Warrants to which the holders of the Bridge Notes are not entitled as set forth above shall be returned to Holdco for cancellation.

Escrow: The Escrowed Warrants will be held, undated, in escrow by Snoga, Inc., an affiliate of DLJ Bridge, from the Issue Date.

Governing Law:                   New York.

                                                                      EXHIBIT B


                             Conditions to Closing

     The Commitment of DLJ Bridge to purchase the Bridge Notes will be subject to the execution of Definitive Documentation and to satisfaction of the following conditions precedent and other customary conditions precedent agreed between the Issuer and DLJ Bridge:

     (i) The Transaction shall have been consummated in accordance with the Merger Agreement and any material related documentation (together, the "Definitive Acquisition Documents"), all of which will be satisfactory in form and substance to DLJ Bridge, at being understood that the terms and conditions thereof disclosed to DLJ Bridge in writing prior to the date of the Commitment Letter are satisfactory to DLJ Bridge. There shall not be any amendment, modification or waiver of any of the terms or conditions of the Definitive Acquisition Documents in any respect materially adverse to DLJ Bridge without the prior written consent of DLJ Bridge;

     (ii) All loan and security documentation and other documentation relating to the Senior Secured Credit Facilities and the Bridge Notes shall have been executed and shall be in form and substance satisfactory to DLJ Bridge and in compliance with applicable laws and regulations (it being understood that the terms and provisions thereof set forth in the commitment letter of even date herewith and addressed to you from DLJ Capital Funding, Inc. with respect to the Senior Secured Facilities and the Commitment Letter are satisfactory to DLJ Bridge);

     (iii) Review and satisfaction with (A) the final structure of the Transaction, (B) the sources and uses of proceeds used to consummate the Transaction and (C) the terms and provisions of all documents, agreements and contracts related to the Transaction (it being understood that the structures, sources and uses, and terms and provisions described to DLJ Bridge on or prior to the date of the Commitment Letter are satisfactory to DLJ Bridge);

     (iv) No Material Adverse Effect (as defined in the Merger Agreement) with respect to the Target and its subsidiaries, taken as a whole, shall have occurred since June 30, 2000; (v) Receipt of closing certificates, resolutions, solvency certificates, opinions of counsel as to the transactions contemplated hereby (including without limitation compliance with all applicable securities laws), and such corporate resolutions, certificates and other documents as DLJ Bridge shall reasonably request, etc. customary for the type of transaction proposed, in each case reasonably satisfactory to the DLJ Bridge;

     (vi) The Issuer shall have received not less than $1,150.0 million from borrowings under the Senior Secured Credit Facilities; the revolver shall remain unfunded on the Issue Date;

     (vii) All material governmental and third party approvals necessary or advisable in connection with the Transaction, the financing contemplated hereby and the continuing operations of the Issuer and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods, if any, shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on the Transaction or the financing thereof;

     (viii) There shall exist no pending or threatened material litigation, proceedings or investigations which (A) would reasonably be expected to materially adversely affect the consummation of the Transaction, the issuance of the Bridge Notes or any other aspect of the Transaction or (B) could reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) with respect to the Target and its subsidiaries, taken as a whole;

     (ix) Receipt of (i) GAAP audited consolidated balance sheets of the Target and its subsidiaries for the fiscal years ended December 31, 1998 and December 31, 1999 and GAAP audited consolidated statements of income and cash flows for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999, (ii) GAAP unaudited consolidated financial statements of the Target and its subsidiaries for the fiscal quarters ended following December 31, 1999 and then available and (iii) a pro forma consolidated balance sheet of the Issuer and its subsidiaries as of June 30, 2000, certified by the chief financial officer of the Issuer and giving effect to the contemplated Transaction and reflecting the proposed legal and capital structures of the Issuer and its subsidiaries;

     (x) The Lenders shall have received the guarantees referred to above under the caption "Guarantees" to the reasonable satisfaction of DLJ Bridge;

     (xi) The terms of the Merger Agreement (and any amendments, waivers or other modifications made thereto or instruments, agreements or other documents delivered in connection therewith prior to the Issuance Date), shall be reasonably satisfactory to DLJ Bridge, it being understood that the draft thereof provided to DLJ Bridge prior to the date hereof is satisfactory to DLJ Bridge;

     (xii) Holdco shall have issued (the "Equity Issuance") 65% of its common stock to DLJMB for total gross cash proceeds (including amounts paid to certain Rollover Equity Holders for shares of common stock of Target ("DLJMB Purchased Shares") contributed by DLJMB to Holdco in exchange for Holdco common stock of approximately $646.7 million:

     (xiii) Holdco shall have issued (the "Holdco Debenture Issuance") senior discount debentures (the "Holdco Discount Debentures", the terms of which will, in all respects, be satisfactory to DLJ Bridge) to DLJMB for total gross cash proceeds of approximately $200.0 million;

     (xiv) The Rollover Equity Holders shall have exchanged (the "Equity Exchange") their Shares (other than Shares sold to DLJMB pursuant to clause
(xii) above) of the Target (the "Rollover Shares") for common shares of Holdco, and certain members of Management shall have purchased certain shares of common stock of Holdco with the proceeds of loans made to them by AcquisitionCo (the "Management Purchased Shares"), which Rollover Shares and Management Purchased Shares shall be valued at (x) $268.0 million in the case of the Rollover Shares collectively held by the Minority Shareholders and (y) $79.5 million in the case of the Rollover Shares and Management Purchased Shares held by Management, with such shares of Holdco representing approximately 35% of Holdco's common stock;

     (xv) Holdco shall have contributed to AcquisitionCo of all of the cash proceeds of the Equity Issuance and the Holdco Debenture Issuance (the "Holdco Contribution");

     (xvi) The Merger shall be consummated in accordance with the Merger Agreement simultaneously with the issuance of the Bridge Notes;

     (xvii) The Refinancing shall be consummated simultaneously with the issuance of the Bridge Notes;

     (xviii) Absence of any Event of Default under the Definitive Documentation or event that, with notice and/or the passage of time, would be an Event of Default and the accuracy in all material respects of all representations and warranties under the Definitive Documentation;

     (xix) A letter (the "Engagement Letter") shall have been executed between Holdco and DLJSC; and

     (xx) All fees and expenses due to DLJ Bridge or to DLJSC as set forth in the Fee Letter, the Engagement Letter or otherwise shall have been paid in full.

                                                                      EXHIBIT C


                                Indemnification

     In consideration of the Commitment given by DLJ Bridge with respect to the Transaction involving DLJMB and the Credit Group pursuant to the Commitment Letter of which this Exhibit is a part, DLJMB (the "Indemnifying Party") agrees to indemnify and hold harmless DLJ Bridge, its affiliates, and each person, if any, who controls DLJ Bridge, or any of its affiliates, within the meaning of the Securities Act of 1933, as amended (the "Act"), or the Securities Exchange Act of 1934, as amended (a "Controlling Person"), and the respective partners, agents, employees, officers and directors of DLJ Bridge, its affiliates, and any such Controlling Person (each an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not any Indemnified Party is a party thereto) arising out of or in connection with any claim, action, suit or proceeding arising out of or in connection with any activities contemplated by the Commitment or any other services rendered in connection therewith, including, but not limited to, losses, claims, damages, liabilities or expenses arising out of or based upon any untrue statement or any alleged untrue statement of a material fact or any omission or any alleged omission to state a material fact in any of the disclosure or offering or confidential information documents (the "Disclosure Documents") pertaining to any of the transactions or proposed transactions contemplated by the Commitment Letter, including any resale or refinancing of any Bridge Notes, provided that the Indemnifying Party will not be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to result solely from such Indemnified Party's gross negligence, willful misconduct or bad faith. The Indemnifying Party also agrees that (a) DLJ Bridge shall have no liability (except for breach of provisions of the Commitment Letter) for claims, liabilities, damages, losses or expenses, including legal fees, incurred by the Indemnifying Party unless they are determined by final judgment of a court of competent jurisdiction to result solely from DLJ Bridge's gross negligence, willful misconduct or bad faith and (ii) DLJ Bridge shall in no event have any liability to the Indemnifying Party or to any member of the Credit Group on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct, actual damages) arising out of, in connection with, or as a result of, the Commitment Letter.

     In case any action shall be brought against any Indemnified Party with respect to which indemnity may be sought against the Indemnifying Party under this agreement, the Indemnified Party shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall, if requested by the Indemnified Party or if the Indemnifying Party desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and payment of all reasonable fees and expenses. The failure to so notify the Indemnifying Party shall not affect any obligations the Indemnifying Party may have to any Indemnified Party under the Commitment Letter or otherwise unless (and then only to the extent that) the Indemnifying Party is materially adversely affected by such failure. The Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless: (i) the Indemnifying Party has failed to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party or (ii) the named parties to any such action (including any impleaded parties) include the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, provided, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by DLJ Bridge. The Indemnifying Party shall not be liable for any settlement of any such action effected without the written consent of the Indemnifying Party (which shall not be unreasonably withheld) and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of settlement of any action effected with the consent of the Indemnifying Party. In addition, the Indemnifying Party will not, without the prior written consent of DLJ Bridge, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of DLJ Bridge and the other Indemnified Parties, reasonably satisfactory in form and substance to DLJ Bridge, from all liability arising out of such action, claim, suit or proceeding.

     If for any reason the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then in lieu of indemnifying such Indemnified Party, the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, liabilities, losses, damages, or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and by such Indemnified Party on the other from the Transaction or (ii) if the allocation provided by clause (i) is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Party on the other, but also the relative fault of the Indemnifying Party and such Indemnified Party as well as any other relevant equitable considerations. Notwithstanding the provisions of this Exhibit C, the aggregate contribution of all Indemnified Parties shall not exceed the amount of fees actually received by the Indemnified Parties in connection with the Transaction. It is hereby further agreed that the relative benefits to the Indemnifying Party on the one hand and any Indemnified Party on the other with respect to the Transaction shall be deemed to be in the same proportion as (i) the total value of the Transaction bears to (ii) the fees paid to the Indemnified Parties with respect to such Transaction. The relative fault of the Indemnifying Party on the one hand and any Indemnified Party on the other with respect to the Transaction shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact related to information supplied by the Indemnifying Party or by such Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Indemnifying Party may have to any Indemnified Party at common law or otherwise, (ii) subject to the last paragraph of this Exhibit C, shall survive the termination of the Commitment and (iii) subject to the last paragraph of this Exhibit C, shall remain operative and in full force and effect regardless or any investigation made by or on behalf of any Indemnified Party.

     In addition, the Indemnifying Party shall pay all reasonable fees, costs and expenses (including all reasonable out-of-pocket costs and expenses arising in connection with the purchase of the Bridge Notes and any due diligence investigation performed by DLJ Bridge, and the reasonable fees and expenses of a single legal counsel to DLJ Bridge and, if necessary, local or foreign legal counsel) arising in connection with the negotiation, preparation, execution and delivery of the Commitment Letter, the Fee Letter and the Definitive Financing Documents, and the Indemnifying Party shall be obligated to apply such fees and expenses whether or not Definitive Financing Documents are executed or delivered or the Transaction is consummated.

     Until the execution and delivery of the Securities Purchase Agreement, the Indemnifying Party will be liable for its obligations set forth herein and upon such execution and delivery, the Indemnifying Party shall be released from such obligations.

                                                                      EXHIBIT D


                            Subordination Provisions

     Set forth below is substantially the form of subordination provisions for only the Senior Subordinated Bridge Notes (the "Notes") which will be set forth in the Definitive Documentation, subject to conforming changes.

     (a) Notes Subordinated to Designated Senior Debt. The Issuer, as issuer of the Notes (the "Issuer") for itself and its successors, and each holder ("Holder"), by its acceptance of the Notes, agrees that the payment of the Subordinated Obligations to be defined to mean principal and interest (including post-petition interest as provided below) on the Notes and any claim for rescission or damages in respect thereof under any applicable law by the Issuer is subordinated, to the extent and in the manner provided in this Section, to the prior payment of Designated Senior Debt; provided that the provisions of this Section do not apply to, and the Notes are not subordinated in respect of, the proceeds of the Permanent Financing.

          This Section will constitute a continuing offer to all persons who, in reliance upon its provisions, become holders of, or continue to hold, Designated Senior Debt, and such provisions are made for the benefit of the holders of Designated Senior Debt, and such holders are made obligees under this Section and they and/or each of them may enforce its provisions.

     (b)  No Payment on Notes in Certain Circumstances.

          (i) No payment will be made on account of the Subordinated Obligations, or to acquire any of the Notes for cash or property other than capital stock of the Issuer, or on account of the redemption provisions of the Notes (x) upon the maturity of any Designated Senior Debt by lapse of time, acceleration or otherwise, unless and until all such Designated Senior Debt shall first be paid in full or provided for in cash or cash equivalents or such payment duly provided for or (y) in the event that the Issuer defaults in the payment of any principal of or interest on or any other amounts payable on or due in connection with any Designated Senior Debt when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such default has been cured or waived in writing.

          (ii) Upon the happening of any event of default (or if an event of default would result upon any payment with respect to the Subordinated Obligations) with respect to any Designated Senior Debt, as such event of default is defined in the instruments evidencing such Designated Senior Debt or under which it is outstanding, permitting the holders to accelerate its maturity (if the default is other than default in payment of the principal of or interest on or any other amount due in connection with such Designated Senior Debt) upon written notice of the event of default given to the Issuer by the holders of such Designated Senior Debt, then, unless and until such event of default has been cured or waived in writing, no payment will be made by the Issuer with respect to the Subordinated Obligations or to acquire any of the Notes for cash, property or securities; provided that this paragraph (ii) will not prevent the making of any payment for a period of more than 179 days after the date the written notice of the default is given unless such Designated Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within that period, and that declaration has not been rescinded. If such Designated Senior Debt is not declared due and payable within 179-days after the written notice of the default is given, promptly after the end of the 179-day period the Issuer will pay all sums not paid during the 179-day period because of this paragraph (ii) unless paragraph (i) above is then applicable. During any 360-day consecutive period only one such period during which payment of principal of, or interest on, the Notes may not be made may commence and the duration of such period may not exceed 179 days.

         (iii) If any payment or distribution of assets of the Issuer is received by any Holder in respect of the Subordinated Obligations at a time when that payment or distribution should not have been made because of paragraph (i) or (ii), such payment or distribution will be received and held in trust for and will be paid over to the holders of Designated Senior Debt which is due and payable and remains unpaid or unprovided for (pro rata as to each of such holders on the basis of the respective amounts of Designated Senior Debt which is due and payable held by them) until all such Designated Senior Debt has been paid in full or provided for in cash or cash equivalents, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt.

     (c) Notes Subordinated to Prior Payment of all Designated Senior Debt on Dissolution, Liquidation or Reorganization. Upon any distribution of assets of the Issuer upon any dissolution, winding up, liquidation or reorganization of the Issuer (whether in bankruptcy, insolvency, receivership or similar proceeding related to the Issuer or its property or upon an assignment for the benefit of creditors or otherwise):

          (i) the holders of all Designated Senior Debt will first be entitled to receive payment in full or provision for payment in full in cash or cash equivalents of the principal of and interest due on Designated Senior Debt and other amounts due in connection with Designated Senior Debt (including interest accruing subsequent to an event specified in certain bankruptcy events and winding up at the rate provided for in the documents governing such Designated Senior Debt, whether or not such interest is an allowed claim enforceable against the debtor in a Bankruptcy case under Title 11 of the United States Code), before the Holders are entitled to receive any payment on account of the principal of or interest on the Notes;

          (ii) any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, to which the Holders would be entitled except for the provisions of this Section will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Designated Senior Debt or their representatives to the extent necessary to make payment in full or provision for payment in full in cash or cash equivalents of all Designated Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt; and

         (iii) if, notwithstanding the foregoing, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities is received by the Holders on account of the Subordinated Obligations before all Designated Senior Debt is paid in full or provided for in cash or cash equivalents, such payment or distribution will be received and held in trust for and will be paid over to the holders of the Designated Senior Debt remaining unpaid or unprovided for or their representatives for application to the payment of such Designated Senior Debt until all such Designated Senior Debt has been paid in full or provided for in cash or cash equivalents, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt.

               The Issuer will give prompt written notice to the Holders of any dissolution, winding up, liquidation or reorganization of it or any assignment for the benefit of its creditors and of any event of default in respect of Designated Senior Debt.

     (d) For purposes of this Section, the words "cash, property or securities" shall not be deemed to include (x) shares of capital stock of the Issuer as reorganized or readjusted, (y) securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment which are subordinated, to at least the same extent as the Notes, to the payment of all Designated Senior Debt then outstanding or (z) any payment or distribution of securities of the Issuer or any other corporation authorized by an order or decree giving effect, and stating in such order or decree that effect has been given, to subordination of the Notes to Designated Senior Debt and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or similar law. For purposes of this Section, "payment on the account of the Subordinated Obligations" shall not include the Warrants, any shares issued upon exercise of the Warrants or any sale or transfer of any of the foregoing.

     (e) Holders to be Subrogated to Rights of Holders of Designated Senior Debt. Following the payment in full or provision for payment in full of all Designated Senior Debt, the Holders will be subrogated to the rights of the holders of Designated Senior Debt to receive payments or distributions of assets of the Issuer applicable to the Designated Senior Debt until all Subordinated Obligations have been paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of Designated Senior Debt by or on behalf of the Issuer or by or on behalf of the Holders by virtue of this Section which otherwise would have been made to the Holders will, as between the Issuer and the Holders, be deemed to be payment by the Issuer of or on account of the Designated Senior Debt, it being understood that the provisions of this Section are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Designated Senior Debt, on the other hand.

     (f) Obligations of the Issuer Unconditional. Nothing contained in this Section or elsewhere in the Notes is intended to or will impair, as between the Issuer and the Holders, the obligations of the Issuer, which are absolute and unconditional, to pay to the Holders the Subordinated Obligations as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the Holders and creditors of the Issuer other than the holders of the Designated Senior Debt, nor will anything herein or therein prevent any Holder from exercising all remedies otherwise permitted by applicable law upon default under the Notes, subject to the rights if any, under this Section of the holders of Designated Senior Debt in respect of cash, property or securities of the Issuer received upon the exercise of any such remedy.

     (g) Subordination Rights not Impaired by Acts or Omissions of the Issuer or Holders of Designated Senior Debt. No right of any present or future holders of any Designated Senior

          Debt to enforce subordination as provided herein will at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or by any act or failure to act by any such holder, or by any noncompliance by the Issuer with the terms of the Notes regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The holders of Designated Senior Debt may extend, renew, modify or amend the terms of the Designated Senior Debt or any security therefor and release, sell or exchange such security and otherwise deal freely with the Issuer, all without affecting the liabilities and obligations of the parties to the document or the Holders. No amendment to these provisions will be effective against the holders of the Designated Senior Debt who have not consented thereto in writing.

     (h) Not to Prevent Events of Default. The failure to make a payment on account of the Subordinated Obligations by reason of any provision of this Section will not be construed as preventing the occurrence of an Event of Default.